CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement (No. 33-56875) of CFX Corporation on Form S-4 pertaining to the Agreement and Plan of Merger between CFX Corporation and Orange Savings Bank, of our report dated January 20, 1994, included and incorporated by reference in the Annual Report on Form 10-K of CFX Corporation for the year ended December 31, 1993, and to the use of our report dated January 20, 1994, except for Note Y as to which the date is December 12, 1994, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

                                       WOLF & COMPANY, P.C.

Boston, Massachusetts
January 13, 1995